 Exhibit 10.15

September 3, 2009

Matthew Feierstein

77 W. 15th Street

New York, NY 10011

Dear Matt,

I am pleased to offer you the position of Chief Operational Officer at PaySimple, Inc. (the “Company” or “PaySimple”) with a start date of December 21, 2009. In this position, you will be responsible for operational infrastructure (both development and maintenance) of PaySimple. You will be reporting to the CEO and working out of the Company’s offices in Denver, Colorado.

Compensation:

In consideration for your employment at PaySimple, the first 12 months of the compensation outlined below, will be guaranteed unless worker voluntarily leaves the Company or is dismissed for cause.

Base Salary: Your initial base salary in this position will be $150,000/year, less applicable withholdings, payable semi-monthly. Your salary will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by the Company in making salary determinations. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 40 hours in a workweek.

Stock Options: Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a stock option (the “Option”) to purchase between 400,000-450,000 shares of the Company’s Common Stock in accordance with the Company’s 2008 Equity Incentive Plan (the “Plan”) and standard related option documents. It is a condition to your receipt and exercise of the Option that you execute such standard option related documents. The Option will vest as follows: (a) twenty-five percent (25%) of the stock subject to the Option shall vest at the end of the first year following your first day of employment with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly parts over the remaining three (3) years. The Option shall be an Incentive Stock Option to the extent permissible under Section 422 of the Internal Revenue Code and have exercise price equal to the fair market value of the Common Stock of the Company on the date of grant of the Option, as determined by the Board in its sole discretion.

Signing Bonus: You will be awarded a signing bonus of $10,000 after the completion of one week of work (to be paid on the 12/31/09 payroll).

Yearly Bonus: Your 2010 target bonus is $50,000, which will be based upon pre-determined mutually agreeable goals and objectives. Unless worker voluntarily leaves the Company or is fired for cause, bonus will be paid in full on or before 12/31/09.

►1433 17th St. Suite 300   ►Denver, CO 80202   ►P: 800.466.0992   ►F: 303.374.5378   ►www.paysimple.com

Moving Stipend: You will receive up to $5,000 to cover any expenses related to your relocation to Colorado (receipts must be provided).

Review:

You will have yearly reviews to discuss progress, performance, and compensation (when appropriate). Your first review however, will be after 90 days.

Benefits:

You will be eligible to participate in our benefit plans the 1st of the month after your 30 day probationary period (February 1). The Company may develop or implement these from time to time, at a level consistent with other exempt full-time employees at your level within the Company. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. Your benefits package at the time of this offer will include:

Health: Anthem Blue Cross/Blue Shield Employee Elect Group Health Plan. We contribute up to $800/month toward a select group of health insurance plans.

Dental: Beta Health Systems

Supplemental: We offer a full suite of supplemental insurance products through Colonial Health.

401(k): Paychex

FSA Flexible Spending Account: Paychex

Transportation: RTD Ecopass

Gym Stipend: $30/month (toward your gym membership)

Three weeks of annual vacation with no carryover

Five sick days

Two personal days

Reasonable Expenses Reimbursement: You will be reimbursed all reasonable expenses attributable to PaySimple responsibilities.

At-Will Employment:

The Company is an “at will” employer. This means your employment is not for any definite period of time, and either you or the Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time and nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment. Rather, the at-will nature of the employment relationship may only be modified by a document that is expressly designated as an “employment agreement” or “employment contract” and signed by the CEO of the Company. Notwithstanding, the first year of your employment, although not governed by an employment contract, will be guaranteed unless such worker leaves the Company voluntarily, or is dismissed for cause.

►1433 17th St. Suite 300   ►Denver, CO 80202   ►P: 800.466.0992   ►F: 303.374.5378   ►www.paysimple.com

Conclusion:

By accepting the Company’s offer of employment, you agree to comply with and be bound by the operating practices, procedures and policies that the Company may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform this agreement and the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement.

This offer is contingent upon a successful background check and your execution of the Confidentiality and Non-competition Agreement, which is an integral part of this employment.

I am extremely excited to have you join the PaySimple team. I am confident your skills, energy, and enthusiasm will add significant value to both our short and long term goals. If you have any questions or concerns, please do not hesitate to call.

Very best,

/s/ Eric Remer
Eric Remer
CEO

I accept the offer of employment as stated in this letter.

/s/ Matthew Feierstein	October 5, 2009
Matthew Feierstein	Date

►1433 17th St. Suite 300   ►Denver, CO 80202   ►P: 800.466.0992   ►F: 303.374.5378   ►www.paysimple.com